Exhibit 10.18

CONFIDENTIAL TREATMENT REQUESTED UNDER

C.F.R. SECTIONS 200.80(b)(4), 200.83 AND 230.406.

[*****] INDICATES OMITTED MATERIAL THAT IS THE

SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST

FILED SEPARATELY WITH THE COMMISSION.

THE OMITTED MATERIAL HAS BEEN FILED

SEPARATELY WITH THE COMMISSION.

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THE DOW CHEMICAL COMPANY

MASTER DISTRIBUTOR AGREEMENT	Contract No. D.

The parties to this Distributor Agreement (“Agreement”) are The Dow Chemical Company, with offices at Midland, Michigan 48674, and its subsidiaries (collectively “Dow”), and Ravago SA, with offices at Rue Notre Dame 16, L-2440 Luxembourg (Grand Duchy of Luxemburg) (“Company”) and its subsidiaries listed on Exhibit A (“Subsidiary” and collectively with Company “Distributor”. In the performance of this Agreement, Company may request Dow to ship and invoice Subsidiaries directly. The parties shall mutually agree on additional Subsidiaries to be added to Exhibit A, during the term of this Agreement.

1.

TERM AND PRECEDENCE. This Agreement shall be effective on the 1st day of January , 2008, and shall expire on the 31st day of December, 2017 (“Term”), and shall replace and supersede any and all distribution agreements by and between Dow and Muehlstein Holding Corp., Inc. and its affiliates or subsidiaries, and by and between Dow and Ravago SA and its affiliates or subsidiaries.

2.	APPOINTMENT AND ACCEPTANCE

A.	Authorized Product(s) - Distributor may purchase for resale only those Dow branded product(s) listed on Exhibit B and any Rider (as defined in Section 3B herein), attached hereto and made a part hereof (“Product(s)”). Distributor shall resell and distribute Product(s) to its end-use industrial customers (“Customers”) and not knowingly to any party for purposes of further resale of Product(s) except with Dow’s prior written approval.

B.	Appointment - To effectively supplement Dow’s presence in the marketplace, Dow hereby appoints Distributor as a non-exclusive distributor for purchasing Product(s) from Dow in bulk and/or in Dow’s standard containers, and for resale to Customers. Distributor shall develop the full market potential for each Product(s) consistent with and in accordance with Dow’s product and market plans, to the best of their ability, in the respective geographic area(s) and markets normally served by Distributor from Distributor’s locations. Notwithstanding the foregoing, Dow reserves the right to sell to and service any customers without regard to whether or not they are a customer of Distributor.

C.	Acceptance - Distributor hereby accepts the appointment as a non-exclusive distributor and, in doing so, represents that it is an experienced reseller and distributor of thermoplastic products and is competent to promote, resell and distribute Product(s) to Customers in the respective geographic area(s) normally served by Distributor from Distributor’s locations so that Product(s) achieve maximum sales potential.

D.	No Agency or Franchise Created - This Agreement does not deem Distributor the agent or legal representative of Dow for any purpose whatsoever, and Distributor is not authorized to accept orders on Dow’s behalf or to otherwise assume or create any obligation or responsibility, express or implied, on behalf or in the name of Dow, or to bind Dow in any manner whatsoever. Distributor does not regard itself as a “franchisee” nor Dow as a “franchisor” nor the relationship between Distributor and Dow as a “franchise” as defined in the Federal Trade Commission Franchise Trade Regulation Rule, 16 CFR part 436. No payment by Distributor to Dow is required as a condition of Distributor becoming a distributor, except for payment of a bona fide wholesale price for Product(s) ordered by Distributor for resale or for Distributor to maintain a reasonable inventory. Distributor understands The Dow Chemical Company is a publicly traded company. A copy of Dow’s most recent annual report to the Securities and Exchange Commission on Form 10-K is available without charge upon Distributor’s written request.

E.	Distributor’s Duties

Distributor shall perform the following in connection with Product(s), in accordance with Dow’s product and market plans:

(1)	Provide and maintain its own warehouses and/or bulk storage facilities for the proper and safe storage and handling of Products in accordance with any storage and handling instructions provided by Dow. Such warehouses and/or bulk storage facilities shall have a capacity sufficient to handle the product volume contemplated under each yearly Volume Plan, defined below. Notwithstanding the foregoing, Dow and Distributor agree to work together on mutually agreed upon supply chain related projects and Initiatives to decrease the parties costs and increase their competitiveness in the market. Upon the completion of any project or initiative, the rights and responsibilities of each party pursuant to that project or initiative shall be made part of this Agreement.

(2)	Employ a sufficient number of technically qualified people to provide field service to Customers. As used herein, field services shall include:

(a)	Regular calls to established Customers to render advice on the proper and safe use of Product(s);

(b)	Continuing effort to develop new Customers;

(c)	Prompt and thorough handling of Customer inquiries; and

(d)	Distributing technical and sales literature to Customers;

(3)	Employ only such personnel in the storage, handling, distribution and sale of Products as are technically competent to give proper and adequate advice to Customers so that Product(s) may be properly stored, handled and used without hazard and will perform properly;

(4)	Promote the distribution and sale of Product(s) to develop markets and uses for Product(s) so that Product(s) achieve maximum sales potential;

(5)	Assist in determining market penetration by furnishing sales estimates, field reports and other relevant information with respect to the sale and use of Product(s), as requested by Dow, and participate in discussions with Dow regarding the best methods to distribute Product(s);

(6)	Satisfy Dow’s credit requirements and assume all credit risk in reselling Product(s);

(7)	Alert Dow to conditions which may change anticipated Product(s) requirements and participate in annual and multi-year market facing and product planning and performance management processes necessary to satisfactory implement Dow strategies;

(8)	Agree to resource promotional activities and advertising in accordance with the Dow product and market plans;

(9)	Cooperate in arranging for periodic sales and technical meetings of Distributor’s sales and technical personnel to discuss Product(s) with Dow;

(10)	Use Dow sales aids and product literature and disseminate same to Distributor’s sales personnel;

(11)	Regularly transmit to all Customers new technical information on Product(s) provided by Dow;

(12)	Promptly distribute to Customers all safety, health and environmental information concerning Product(s) which is disclosed in documents transmitted to Distributor by Dow; and

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(13)	Maintain a thorough, accurate and updated list of Customers to whom any Product(s) are or may be sold by Distributor (“Customer List”) and provide such Customer List to Dow on a quarterly basis, or as requested. . Distributor’s obligation to provided Dow with a Customer List shall cease as of the date that a notice of termination is given.

(14)	Distributor shall provide Dow access to information relating to Dow product customer data including but not limited to, customer attributes, technical needs/problems, call reports, leads, projects and sampling, upon request (“Customer Data”) or as both parties shall agree via a common Customer Relationship Management tool for the purpose of growing and increasing the value of both parties business. Distributor shall be obligated to supply Dow with Customer Data up to the date of termination. Customer Data shall not include Distributors pricing to it’s Customers.

(15)	Each of the parties shall provide access to their respective technical and sales information as to allow the other party to obtain relevant marketing literature including sales sheets, preparation and use, and application data sheets.

(16)	Work with Dow to integrate work process including supply chain and customer relationship management (“CRM”) into a commercially viable and competitive system in order to enhance each party’s efficiencies.

3.	QUANTITY

A.	[*****]

B.	Dow shall sell to Distributor, and Distributor shall purchase from Dow, [*****]

C.	As soon as reasonably practical following the end of each calendar quarter, representatives of the parties shall meet to review the progress against Volume Plan objectives and actual sales versus forecast for the preceding quarter in each geographic region. Further, representatives of the parties from each geography shall, at the same time, provide a forecast for the ensuing quarters versus the Volume Plan.

4.	PRICE, SPECIFICATIONS, PACKAGES AND RELATED TERMS

A.	Prices and terms of payment, specifications, packaging and transportation for each Product(s) shall be [*****]

B.	This Agreement shall not cover sale of Product(s) to Distributor for use, consumption and/or or reformulation by Distributor. [*****]. If Distributor uses, consumes and/or reformulates, rather than resells, any Product(s), Distributor shall fully defend, indemnify, and hold Dow harmless against any price discrimination claim or counterclaim under the Robinson-Patman Price Discrimination Act, 15 U.S.C. §§ 13 and 15, or any comparable state statute, by any third party purchasing any goods of like grade and quality directly from Dow for use, consumption and/or reformulation, if the claim or counterclaim is based in any part on Distributor’s use, consumption and/or reformulation of Product(s) sold hereunder for resale.

5.	CHANGE OF SPECIFICATIONS, PACKAGING, PRICE OR TERMS; TVA’s

[*****]

B.	Other Terms - Dow may change the transportation terms, or minimum requirement per shipment at any time, provided that Dow gives Distributor [*****] days’ prior notice. Distributor’s failure to object to any such change by written objection received by Dow prior to the effective date of such change shall be considered acceptance by Distributor. Dow shall advise Distributor within [*****] days from receipt of timely written objection from Distributor whether Dow shall:

(1)	continue to supply Product(s) on terms and conditions in effect prior to the announced increase or change,

(2)	enter into negotiations with Distributor, or

(3)	delete Product(s) in question from Exhibit B or any Rider.

If Dow elects to enter into negotiations as allowed under (2) above, and if, within [*****] days from the date of Dow’s notice of increase or change, an agreement between the parties has not been reached, and Dow has not agreed to continue to supply on the terms and conditions in effect prior to the announced increase or change, then either party may, upon notice to the other party, terminate the negotiations and delete the affected Product(s) from Exhibit B or any Rider. Unless otherwise agreed in writing as part of the negotiations, price and other terms applicable during the negotiating period shall be those which Dow implemented by the notice.

C.	Terms of Payment - [*****]

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[*****]

D.	[*****]

E.	[*****]

6.	COMPETITIVENESS

[*****]

7.	SALES FORCE; STOCKS; SERVICE

A.	Distributor’s Undertaking - In addition to the duties listed in Subparagraph 2.E., Distributor shall perform the following functions in connection with Product(s), to Dow’s satisfaction:

(1)	Maintain a trained, effective sales organization and, where deemed appropriate by both parties, a specially trained field organization;

(2)	Maintain adequate stocks of Product(s) within Dow’s standards of quality control, safe handling and product shelf life in order to effectively service Customers; and

(3)	Provide prompt delivery service.

B.	Dow’s Undertaking - Dow shall cooperate to the extent feasible and reasonable, in Dow’s discretion, in the training of Distributor’s employees to most efficiently and effectively resell Product(s). Available literature, merchandising aids and technical assistance shall be offered to Distributor at Dow’s expense, unless otherwise agreed upon by the parties. Dow’s obligation to assist Distributor by providing technical service, samples, supply chain assistance and other sales or product related services shall cease following the Transition Period (as defined in Section 20K, herein).

C.	No Liability - Certain technical advice shall be furnished by Dow without charge, at Dow’s discretion, and Dow assumes no obligation or liability for any advice given or results obtained. Distributor and/or Customers shall use their own independent skill and expertise in the evaluation of such advice and accepts such advice at their sole risk.

8.	PRODUCT(S) STEWARDSHIP

A.	Dissemination of Product(s) Information - Dow shall furnish information to Distributor regarding safe handling, use and disposal of Product(s). Such information shall include, as applicable, Material Safety Data Sheets (MSDS), labels, product literature, merchandising aids and audiovisual aids. Free copies of Dow product literature are available to Distributor in bulk quantities on written request. Distributor shall order from Dow sufficient quantities of Dow product literature as Distributor may require, and shall become familiar with the recommendations given on Product(s) labeling and in literature provided by Dow concerning the safe handling and use limitations of Product(s). Distributor shall provide MSDSs and updated information (including but not limited to all information referred to in this paragraph) to Customers (thereby complying with 29 CFR §§ 1920.1200(g)(7) of the OSHA Hazard Communication Regulations without regard to whether a particular Product is a “hazardous chemical” as defined herein). Distributor shall maintain records documenting the dissemination of the information referred to in this paragraph in strict accordance with guidelines that Dow may provide. The provisions of this paragraph shall apply whether Product(s) are resold in containers packaged and labeled by Dow, in bulk, or in any other manner where Product(s) is identified as a Dow manufactured product.

B.	Distributor Facilities and Operations - Distributor shall:

(1)	Adhere to and implement the principles of Responsible Care®, REACH®, or an equivalent program acceptable to Dow;

(2)	Assess the safety aspects and environmental impact of Product(s) and take appropriate steps while Product(s) are being stored, repackaged and transported to protect persons, property and the environment, including, but not limited to, allowing audits at Distributor’s facilities;

(3)	Establish facilities, select carriers and perform distribution functions consistent with Dow and industry guidelines and standards;

(4)	Cooperate in inspections, training sessions and meetings that Dow may request to maximize product stewardship;

(5)	Properly equip each Distributor location such that each location safely stocks, handles and ships Product(s) in compliance with federal, state and local regulations;

(6)	Instruct and ensure that Distributor’s employees know and understand procedures enabling them to comply with the requirements of this paragraph, and ensure such employees are adequately trained to handle emergency situations arising from the transportation, handling and use of Product(s);

(7)	Utilize quality control procedures when repackaging Product(s) assuring such repackaged Product(s) have the same identity, strength, quality and purity as at the time of receipt from Dow;

(8)	Apply labels that comply with industry standards and with all applicable federal, state and local laws and regulations; and

(9)	Discourage unsafe or improper applications of Product(s) by refusing to resell Product(s) for such applications.

C.

Non-Compliance - Failure of Distributor to comply with its obligations under this paragraph shall constitute a material breach of this Agreement, and Dow may immediately cease all future shipments of Product(s) to Distributor until such breach has been cured by Distributor to Dow’s satisfaction. If such breach is not cured to Dow’s satisfaction within thirty (30) days after notice by Dow to Distributor of the breach (or within such longer period as Dow may allow considering the nature and extent of the breach, the time reasonably required for cure, and the diligence demonstrated by Distributor in attempting to cure after receipt of the notice of breach), Dow may, in addition to any remedy for

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damages for such breach, delete the affected Product(s) from Exhibit B or any Rider, or terminate this Agreement. Dow may also suspend its own performance in whole or in part pending cure of the breach or lapse of the notice period and any extension thereof.

9.	SALES REFERRALS; “THIRD PARTY” SHIPMENTS

A.	Sales Referrals - Dow and Distributor shall jointly collaborate on developing an efficient sales lead and referral of less than truckload prospects for Product(s) listed in Exhibit B, or any Rider which could be served by Distributor.

B.	“Third Party” Shipments - Shipments directly to Customers shall be made at Dow’s discretion in accordance with the then current policy of sale for each individual Product. If made, any such shipments shall be charged to Distributor in accordance with Dow’s then current list price to distributors.

C.	In the event that Dow learns of a prospective indirect channel customer with respect to any Product (which Dow chooses to not sell on a direct basis to such customer), Dow will exercise reasonable commercial efforts to notify Distributor of such prospective customer in order to permit Distributor to seek to distribute Products to such prospective customer in accordance with this Agreement.

D.	Dow’s obligations under this Section 9 shall cease at the end of the Transition Period, as defined in Section 20K, herein.

10.	DOW’S LIMITED WARRANTIES. Dow warrants that:

A.	At the time of tender, Product(s) shall meet Dow’s then current sales specifications;

B.	Dow shall notify Distributor if the sales specifications are changed;

C.	Dow shall convey good title to Product(s); and

D.	Product(s) shall be delivered free from any lawful security interest, lien or encumbrance.

11.	EXCLUSION AND DISCLAIMER OF ALL OTHER WARRANTIES; LIMITATION OF REMEDIES AND LIABILITY

A.	EXCLUSION OF OTHER WARRANTIES - THE LIMITED WARRANTIES CONTAINED IN PARAGRAPH 10 ARE DOW’S SOLE WARRANTIES WITH RESPECT TO PRODUCT(S), INCLUDING WITHOUT LIMITATION PRODUCT(S) QUALITY AND PERFORMANCE, AND ARE MADE EXPRESSLY IN LIEU OF AND EXCLUDE ANY IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE AND ALL OTHER EXPRESS OR IMPLIED REPRESENTATIONS AND WARRANTIES PROVIDED BY STATUTE OR COMMON LAW, DISTRIBUTOR ASSUMES ALL RISKS AND LIABILITIES RESULTING FROM PRODUCT(S).

B.	LIMITATION OF LIABILITY - EXCEPT AS MAY ARISE UNDER PARAGRAPH 12, DISTRIBUTOR WAIVES ALL CLAIMS BY DISTRIBUTOR AGAINST DOW FOR, AND DOW SHALL NOT BE LIABLE TO DISTRIBUTOR FOR, ANY INCIDENTAL, CONSEQUENTIAL, SPECIAL, EXEMPLARY OR PUNITIVE DAMAGES. DISTRIBUTOR’S EXCLUSIVE REMEDY FOR ALL CLAIMS (INCLUDING BREACH OF WARRANTY, NEGLIGENCE AND STRICT LIABILITY) IS LIMITED TO DISTRIBUTOR HAVING THE OPTION OF REPLACEMENT OR REPAYMENT OF THE PURCHASE PRICE PAID FOR PRODUCT(S) WHICH ARE THE SUBJECT OF THE CLAIM.

12.	INDEMNIFICATION

A.	Dow’s Indemnification of Distributor - Dow shall indemnify and hold Distributor harmless (including Distributor’s reasonable outside counsel costs and fees) from: (1) all claims by third parties based on an allegation that a label or Material Safety Data Sheet supplied to Distributor by Dow with respect to Product(s) was in noncompliance with the provisions of the OSHA Hazard Communication Regulations, 29 CFR, §§ 1910.1200 et seq., to the extent that the claim seeks compensatory damages based on the alleged noncompliance; and (2) all product liability claims whether involving personal injury, property damage (except as expressly excluded by the parties hereunder), or both, resulting from sales of Product(s) hereunder in the regular course of Distributor’s business; provided, however, that this indemnification shall not apply to:

(1)	claims where Dow has not received notice from Distributor, In compliance with Subparagraph 12.C., within [*****] days of Distributor’s first notice of the claim or lawsuit;

(2)	claims where Dow is not given the option to control and assume sole defense of said claims, using Dow’s choice of counsel and at Dow’s expense;

(3)	claims where Distributor falls to furnish evidence in its possession or fails to fully cooperate with Dow in preparing the defense;

(4)	claims where Product(s) met Dow’s sales specifications at the time of shipment to Distributor;

(5)	any express or implied warranty or representation by Distributor and/or its employees or agents, not specifically authorized by Dow;

(6)	bodily injury or property damage occurring within Distributor’s premises or to its employees or agents, including commercial loss of any kind;

(7)	bodily injury, property damage or commercial loss arising out of:

(a)	any modification, including but not limited to, physical, chemical and/or molecular change(s) in the composition of Product(s), which occurs after Product(s) are delivered to Distributor, including contamination and/or adulteration. Blending of Dow Product(s) with another Dow Product(s) shall not be considered a modification or change within the meaning of this Subparagraph (a);

(b)	sales of Product(s) which have been relabeled with a label which does not provide the identical information contained in a Dow prepared label;

(c)	sales of Product(s) which have included a MSDS which does not contain the identical information contained in the MSDS supplied by Dow;

(d)	negligence and/or willful or reckless misconduct of Distributor, and its agents or employees; and/or

(e)	failure to comply, in any material respect with the provisions of Paragraph 8;

(8)	incidental damages and consequential damages (including but not limited to business interruption and lost profits);

(9)	special, exemplary or punitive damages assessed against Distributor;

(10)	Product(s) which are mixed, commingled or blended by or on behalf of Distributor with any product other than an appropriate Dow Product(s), including any reclaimed chlorinated solvent and/or any chlorinated solvent produced by a manufacturer other than Dow;

(11)

claims including, but not limited to, lawsuits, administrative actions, penalties, notices of violation, fines, damages, or any other losses, costs or expenses, arising from or related to: (i) allegations of damage to the environment and/or natural resources, (ii) a release or threat of a release of a hazardous material or substance into the environment, and/or (iii) the operation or violation of any law designed to protect the environment and/or natural resources (including, but not limited to, claims arising under the Federal Comprehensive Environmental Response Compensation and Liability Act (CERCLA), 42 U.S.C. § 9601 et seq., the Federal Resource Conservation and Recovery Act (RCRA), 42 U.S.C. § 9601 et seq., or comparable and applicable state legal requirements or any extension or revision thereof), which arises directly or indirectly from Distributor’s

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purchase, use, handling, storage, resale, disposal and/or other disposition of Product(s) and regardless of whether such claims or allegations are characterized as a products liability and/or personal injury claim; or

(12)	claims against Customers.

This indemnification and hold harmless provision is limited to third-party product liability claims against Distributor. Product(s) which is commingled with product of like grade and quality from another source loses its identity as a Dow Product upon commingling and the foregoing indemnification does not extend to claims made with respect to the commingled mixture.

B.	Distributor’s Indemnification of Dow - Distributor shall indemnify and hold Dow, its officers, directors, employees, agents, representatives, affiliates and/or subsidiaries, harmless against all claims, losses, liabilities, damages, demands, suits and expenses on account of any damage to any property (including damage to the environment and/or natural resources and/or the release and/or threatened release of a hazardous material or waste into the environment) or injury or death of persons (including Distributor’s employees) arising out of Distributor’s unloading, storage, handling, consumption, reformulation, disposal or other use of Product(s) except for any portion of damages attributable to Dow’s (or any subsidiaries) negligence.

Distributor shall indemnify Dow for any awards or compensation awarded as a result of termination of this or any other agreements between the Parties (This indemnity obligation of Distributor shall survive the expiration or termination of this Agreement.

C.	Requests For Indemnification - All requests for indemnification under this Agreement shall be in writing and provide the following information:

(1)	A general description of the claim or lawsuit;

(2)	A copy of the complaint, petition, or claim letter; and

(3)	The date by which the claim or lawsuit must be answered, or otherwise responded to.

The party from whom indemnification is sought shall evaluate the information provided to it pursuant to this paragraph and advise within a reasonable period of time whether or not it shall indemnify the other party. Said party reserves the right to request additional information in order to determine whether or not it accepts the other party’s request for indemnification.

D.	Waiver of Other Indemnification Rights - By receiving indemnification for product liability claims pursuant to this Agreement, Distributor waives all other rights, if any, to indemnification by Dow which may be available at law, including indemnification under state, federal or common law.

13.	PRODUCT(S) DISCONTINUANCE. Upon [*****] days’ notice to Distributor, Dow may terminate its obligation to provide any Product(s) where, for any reason, Dow decides to discontinue selling such Product(s). In the event of such termination, Dow may delete the affected Product(s) from Exhibit B or any Rider, allocate any remaining inventory of the affected Product(s) to Dow’s customers and distributors on a pro rata basis, and/or recall any such Product(s) still in Distributor’s stock upon refund of the purchase price paid by Distributor for such stock, plus any transportation costs actually incurred by Distributor with respect to the return of such discontinued stock.

14.	TRANSPORTATION

A.	Selection - Title and risk of loss of Product(s) shall transfer to Distributor upon delivery of Product(s) to the carrier. If Dow provides transportation equipment or absorbs any portion of freight charges, Dow may select the means of transportation, the carriers and the routings. If Distributor requires a means of transportation other than that selected by Dow, Distributor shall pay any extra costs incurred by reason of using such other means.

B.	Freight Charges - [*****]

C.	Freight Allowances; Phantom Freight and False Functional Discount Claims Prohibited - If Distributor is granted a freight allowance, Distributor shall claim the allowance only to the destination and over the routing which Product(s) were transported. Any attempt by Distributor to claim:

(1)	a greater allowance by misrepresenting the destination; or

(2)	an “into stock” functional discount if Product(s) were shipped directly to Customer under circumstances where Dow allows a greater functional discount for Product(s) taken into Distributor’s stock than for Product(s) shipped directly from Dow’s shipping point to Customer, shall constitute a material breach of this Agreement entitling Dow in its sole discretion to impose conditions upon, reduce, or suspend Distributor’s freight allowances or pick up privileges, or terminate this Agreement.

D.	Demurrage - Distributor shall use all reasonable effort to unload and return Dow’s transportation equipment to carrier within the tariff or contracted period free of demurrage and/or detention charges. Distributor shall pay, unless agreed upon separately, demurrage and/or detention charges on such equipment, at the rate established by Dow at time of shipment.

E.	Distributor’s Equipment - If Distributor selects or supplies transportation equipment, such equipment shall comply with then current Dow standards for transportation equipment and all applicable local, state and federal laws, for Product(s) to be shipped. If, in Dow’s sole judgment, equipment selected or supplied by Distributor does not so comply, Dow may refuse to load the equipment and may return it at Distributor’s expense. Dow shall use its best efforts to promptly notify Distributor of any such non-conformance resulting in rejection by Dow. Upon request of Distributor and at Distributor’s expense, Dow shall clean or carry out repairs on equipment rejected by Dow, provided Dow deems it practical, feasible and mutually convenient for Dow to do so, and provided Distributor has not established a practice of repeatedly tendering equipment in need of cleaning or repair.

15.	EXCUSED PERFORMANCE; ALLOCATION. Performance by Distributor or Dow shall be excused: (A) in the event of war, fire, flood, strike, labor trouble, breakage of equipment, accident, riot, action of governmental authority and laws, rule, ordinances and regulations (including, but not limited to, those dealing with pollution, health, ecology or environmental matters), act of God, or contingencies beyond the reasonable control of Distributor or Dow, interfering with the production, supply, transportation or consumption practice of the party at the time respecting Product(s); and/or (B) in the event Dow is unable to obtain any raw material (including energy sources or power) connected with Product(s) on terms Dow considers commercially acceptable. During times when performance is excused (i.e., (A) and (B), above), all quantities of Product(s) so affected shall be eliminated from this Agreement without liability, and Dow shall allocate its supplies of raw materials and/or Product(s) among the various uses therefore in any manner.

16.	INTELLECTUAL PROPERTY INFRINGEMENT

A.	Staple Article or Commodity of Commerce - If suit is brought against Distributor alleging that the manufacture or sale of any staple article or commodity of commerce sold hereunder infringes any United States patent, copyright or trademark, then Dow shall defend Distributor and pay any awards against Distributor for such infringement, provided Distributor gives Dow prompt notice of said suit, permits Dow to defend said suit, and makes Distributor’s employees and pertinent records available to Dow to provide information for the defense.

B.

Goods Made Especially For Distributor - With respect to all Product(s) made especially for Distributor, Distributor warrants there is no United States patent or copyright covering them or Distributor has a right to have them made. Dow shall not be liable to Distributor if sued for

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any United States patent or copyright infringement for the manufacture, sale, or use by other than Dow, of any goods made especially for Distributor hereunder, but, if Dow is sued, Distributor shall defend Dow and pay any awards against Dow provided Dow gives Distributor prompt notice of said suit, permits Distributor to defend said suit, and makes Dow’s employees and pertinent records available to Distributor to provide information for the defense.

C.	Goods Specially Labeled at Distributor’s Request - Distributor assumes all liability and responsibility for use of any design, trademark, trade name, copyright or part thereof, appearing on Product(s) at Distributor’s request, and shall hold Dow harmless as against any awards based on alleged design, trademark, trade name or copyright infringement resulting from Dow’s compliance with Distributor’s request.

17.	DOW TRADEMARKS. Distributor shall not use any trademarks of Dow on or in relation to any product not originating from Dow. Distributor shall not use any trademarks of Dow on or in relation to any Product(s) which Distributor repacks or re-labels for resale without obtaining written authorization from Dow, specifying the terms and conditions of such use. If Distributor uses any product trademark of Dow in any price list, advertisement or product literature, Distributor shall identify the trademark as a “Trademark of The Dow Chemical Company.” Distributor shall use Dow trademarks in strict accordance with Dow’s published trademark guidelines and policies.

18.	FAILURE TO PAY; FINANCIAL RESPONSIBILITY – If (A) Distributor fails to pay any invoice for Product(s) in strict accordance with the terms of this Agreement and/or the applicable Dow invoice, thereby breaching this Agreement, or (B) Distributor’s financial responsibility becomes unsatisfactory to Dow and Dow deems itself insecure, then Dow may (1) suspend deliveries until such breach is cured to Dow’s satisfaction; (2) accelerate the due date on all amounts owed Dow or otherwise alter payment terms; (3) accelerate and declare immediately due any outstanding invoices under this Agreement; (4) require cash payments or other security for future deliveries; (5) reject any request for indemnification; and/or (6) terminate this Agreement. Dow’s election to pursue a lesser or different remedy shall not preclude it from subsequently pursuing said remedies prospectively or from terminating this Agreement. Distributor shall pay all costs and expenses, including reasonable attorney fees, expenses and costs, incurred by Dow in the collection of any sum payable by Distributor to Dow, or in the exercise of any remedy. Dow may charge the maximum interest allowed by law on all overdue amounts. Ravago Holding S.A. shall be responsible for the payment obligations of its subsidiaries and/or affiliates in the event that such a subsidiary or affiliate is in breach of the provisions of this section.

19.	INSURANCE

A.	Distributor shall maintain such insurance or other form of financial security as required by law for the activities and in the location(s) in which Distributor is engaged, and such additional insurance as a reasonably prudent business person would maintain with due regard to Distributor’s activities and location(s). Distributor shall promptly supply to Dow such financial statements and information about Distributor’s insurance coverage and loss history as Dow may request.

B.	To satisfy the provisions of this paragraph, Distributor shall, upon request from Dow, provide a certificate of insurance, signed by the insurer, indicating Distributor has the coverages or meets the requirements as follows;

Liability - Comprehensive, General

(1)	bodily injury - [*****] each occurrence.

(2)	property damage - [*****] each occurrence.

The certificate shall also provide that underwriters and insurers of Distributor shall not have the right of subrogation against Dow (including Dow’s officers, directors, employees, affiliates, agents, successors and assigns).

20.	TERMINATION

A.	Deletion of Product(s) - Product(s) may be deleted from Exhibit B, or any Rider, upon notice by Dow to Distributor pursuant to Subparagraphs 5.B., and 8.C., and upon either ninety (90) or one hundred eighty (180) days’ notice by Dow to Distributor pursuant to terms of Subparagraph 3.B. or Paragraph 13. Deletion of the final Product(s) from Exhibit B, or any Rider, shall have the immediate effect of terminating this Agreement.

B.	Distributor Conduct - If Distributor, or any principal stockholder, officer or manager thereof, engages in any conduct or practice which in Dow’s opinion may adversely affect the name, goodwill or reputation of Dow, Product(s) or any other Dow products, Dow may terminate this Agreement immediately by giving notice to Distributor.

C.	Change of Ownership - If a change in ownership interest or control of Distributor resulting in transfer of control or majority interest in capital stock (if incorporated) or proprietorship or partnership interest (if unincorporated) occurs, Dow may terminate this Agreement upon thirty (30) days’ notice to Distributor, provided that Dow gives such notice within ninety (90) days after learning of the change. Dow may assign this contract to new owner(s) or during this time period or the parties agree to enter into the two year wind – down per paragraph 20G.

D.	Bankruptcy or Insolvency - Dow may terminate this Agreement without notice to Distributor on the commencement or happening of any occurrence involving an act of insolvency, bankruptcy, dissolution or liquidation of Distributor.

E.	Intentionally Omitted

F.	Distributor Performance -

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Notwithstanding the foregoing, any volume requested by Distributor that is unable to be supplied by Dow, due to Dow’s Excused Performance, shall be deleted from the Volume Plan.

G.	Termination Wind-down - Upon expiration of the Term, or termination pursuant to Subparagragh 20.F., the parties agree to enter into a two year (2) wind-down phase (“Wind-down”). During the Wind-down Distributor shall [*****]

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The provisions of this subparagraph 20.G. shall not apply to termination pursuant to paragraph 18 or subparagraphs 8.C.,14.C.2., 20.B, 20.C., 20.D. or 20.E.

H.	Termination Governed by Agreement - In the event of expiration or termination of this Agreement, or of rights with respect to one or more Product(s), regardless of reason, Dow shall not be liable for damages to Distributor under any state or national law by reason of such expiration or termination. To the extent permitted by applicable state or national law, Distributor waives for itself and its successors or assigns and covenants not to sue to enforce any right it may now or hereafter have under any state or national law now or hereafter enacted which is contrary to the intent of the parties as expressed in the preceding sentence.

I.	Repurchase of Inventory - If Dow deletes any Product(s) pursuant to Subparagraph 3.A. or Paragraph 13, or terminates this Agreement pursuant to Subparagraph 20.B. other than for reasons of material breach by Distributor, then upon written request of Distributor made not later than [*****] days after the effective date of such deletion or termination, Dow shall [*****]

J.	Non-Renewal - By example and without limitation, any failure of Distributor to comply with the terms of this Agreement sufficient to justify Dow’s termination of this Agreement or deletion of any Product(s) from Exhibit B, or any Rider, shall be deemed good cause for not renewing this Agreement, regardless of whether Dow elected to exercise its right to alter the relationship in the midst of the Term by terminating this Agreement or deleting any Product(s). Nothing herein shall be deemed an express or implied obligation on the part of Dow to renew this Agreement in the absence of an applicable state statute prohibiting or penalizing a failure to renew.

K.	Transfer of Customer List and Customer Data - Pursuant to Subparagraphs 2.E.(13) and (14), in the event this Agreement terminates for any reason or otherwise expires, or in the event Distributor sells, transfers or dissolves all or part of its business. Distributor shall provide to Dow a Customer List and the Customer Data of all branded Dow product sales, current as of the date of such notification of Agreement termination or expiration, or of such sale, transfer or dissolution. Following a notice of termination. Dow shall be prohibited from sharing Customer List with any third party distributor for a period of one (1) year from the date Dow or Distributor gave notification of termination, or for one (1) year from the date Dow last received such Customer List from Distributor, whichever is earlier (“Transition Period”). Dow shall not be prohibited from sharing Customer List with any third party following the Transition Period. Dow shall not be prohibited from sharing Customer Data with any third party following notification of termination, expiration or any other event whereby this Agreement would cease to exist.

L.	No Liability - The parties agree that there should be no liability by Dow to Distributor for statutorily-based compensation for termination, as specific instances of termination are expected to be set forth in this Agreement.

21.	DISPUTES. In the event that the Parties have any disagreement, dispute, breach or claim of breach, non-performance, or repudiation arising from, related to or in connection with this Agreement or any of the terms or conditions hereof, or any transaction hereunder (collectively the “Dispute”), the Parties shall first conduct the following procedure in an attempt to resolve the Dispute:

(a) Within [*****] business days of the time that a Party notifies the other Party in writing of a Dispute, the representatives of each Party shall conduct a meeting to attempt to resolve the matter.

(b) If the representatives of each Party are unable to reach an agreement pursuant to (a) above, then within [*****] business days after such meeting, a Vice President of Distributor and a Vice President of Dow shall meet in a mutually-agreed location to attempt to resolve the matter.

(c) If the procedures set forth in Subsections (a) and (b) above are unsuccessful in resolving the Dispute, the Parties are entitled to pursue all their remedies at law and in equity.

22.	CHOICE OF LAW. This Agreement shall be exclusively governed by and construed in accordance with the laws of the State of Michigan, without regard to Michigan choice of law rules. The venue for all disputes arising under this Agreement shall be the State of Michigan. United States of America. The United Nation’s Convention on Contracts for the International Sale of Goods is explicitly excluded.

23.	TECHNICAL ASSISTANCE

Dow shall provide such technical assistance as Dow considers reasonably appropriate and necessary to support Distributor’s distribution and resale of Product(s). Such technical assistance shall be reviewed and agreed upon by the parties prior to either party making any commitment or expenditure related to such technical assistance.

24.	GENERAL PROVISIONS

A.	Non-Waiver - Failure of either party to exercise any of its rights under this Agreement upon one or several occasions shall not waive its right to exercise the same on another occasion.

B.	Severability - The provisions of this Agreement are severable in that if any provision of this Agreement is held invalid, such invalidity shall not affect other provisions or application of this Agreement which can be given effect without the invalid provision or application. If such invalidity becomes known or apparent to Dow and Distributor, Dow and Distributor agree to negotiate promptly in good faith in an attempt to make appropriate changes and adjustments to achieve as closely as possible consistent with applicable law, the original intent and spirit of such invalid provision.

C.	Assignment - The rights and duties of this Agreement are not assignable or transferable by either party without the other party’s written consent. In the instance of a sale or disposition of a Dow business or product line (including any transfer to a Dow joint venture) no assignment will be deemed to occur without the express written acceptance by all of the parties.

D.	No Third Party Beneficiaries - Nothing in this Agreement shall be construed as creating any direct or beneficial right in or on behalf of any third party.

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E.	Shipments Pending Signatures - Acceptances of Product(s) by Distributor on or after the effective date of this Agreement, but before Distributor makes a definite and reasonable written expression of acceptance, shall constitute acceptance of the terms of this Agreement as to such sale of Product(s), but, notwithstanding UCC § 2-201(2), shall not in itself constitute an acceptance of the final written expression of this Agreement with respect to future quantities.

F.	Inform Distributor Locations - Distributor shall provide a copy of this Agreement with the pertinent exhibits and amendments to each of its relevant locations and shall assure that its manager at each of its relevant locations is familiar with the terms of this Agreement.

G.	Objection to Other Terms; Entire Agreement; Amendments - Any attempted modification of this document by Distributor, and any additional or different terms included in Distributor’s purchase order, in any other document responding to this offer, or in subsequent documents, purchase orders or acknowledgment requests provided by Distributor relating to this offer are hereby objected to by Dow. When signed by an authorized representative of both parties, this Agreement, together with its exhibits and amendments, supersedes all previous agreements between the parties pertaining to distribution of Product(s) and shall constitute the final, complete and exclusive written expression of the agreement between the parties. Thereafter, this Agreement may be modified only by an amendment expressly stated as such and signed by an authorized representative of both parties.

H.	Confidentiality

(1)	Distributor shall utilize Dow’s confidential/proprietary information, as designated by Dow (“Dow Confidential/Proprietary Information”), solely for uses permitted by Dow. Distributor shall retain Dow Confidential/Proprietary Information in strict confidence and not disclose Dow Confidential/Proprietary Information to any third party, or to any Distributor employee and/or agent not having a need to know Dow Confidential/Proprietary Information. If requested by Dow, Distributor shall execute and strictly adhere to a confidentiality agreement governing the use and disclosure of Dow Confidential/Proprietary Information. If requested by Dow, Distributor shall cause each Distributor employee and/or agent having access to Dow Confidential/Proprietary Information to execute and strictly adhere to a confidentiality agreement, as between Distributor and each such employee and/or agent. Each such confidentiality agreement shall prohibit the disclosure of any Dow Confidential/Proprietary Information to any third party during employment with Distributor, and upon and after termination of such employment.

(2)	Excepted from these obligations of confidence and non-use is that information which:

(a)	is available, or becomes available, to the general public without fault of the receiving party,

(b)	was in the possession of the receiving party on a non-confidential basis prior to receipt of the same from the disclosing party,

(c)	is obtained by the receiving party without an obligation of confidence from a third party who rightfully possesses such information and is under no obligation of confidentiality to the disclosing party, or

(d)	is independently developed by the receiving party.

(3)	For the purpose of this paragraph, a specific item of confidential and/or proprietary information shall not be deemed to be within the foregoing exceptions merely because it is embraced by more general information in the public domain or in the possession of the receiving party. In addition, any combination of features shall not be deemed to be within the foregoing exceptions merely because individual features are in the public domain or in the possession of the receiving party, but only if the combination itself and its principle of operation are in the public domain or in the possession of the receiving party.

I.	Headings - The headings of the paragraphs hereto have been inserted for convenience only, are not to be considered a part of this Agreement, and shall not limit, modify or affect the construction of this Agreement.

J.	Binding - This Agreement shall be binding upon and inure to the benefit of the respective successors and permitted assigns of each party hereto, but any assignment of this Agreement by Distributor, or delegation of its obligations hereunder, without Dow’s prior written consent, shall be void.

K.	Survival - The terms and conditions of this Agreement shall survive the expiration or other termination of this Agreement to the fullest extent necessary for their enforcement and for the realization of the benefit thereof by the party in whose favor they operate.

L.	OWNERSHIP RESTRICTION - During the term of this Agreement, Distributor [or principles of Distributor] shall not directly or indirectly own any additional interest in, manage, or control any business competing with the businesses of Dow as contained in this agreement [or products that compete with the Products], as such businesses exist or are in process during the term of this Agreement, anywhere in the world. Nothing herein shall prohibit Distributor from being a passive owner of not more than 5% of the outstanding stock of any class of a corporation which is publicly traded, so long as Distributor has no active participation in the business of such corporation.

M.	Compliance With Laws - Distributor warrants that they will not offer or pay money or anything of value to a government official or political candidate for the purpose of obtaining, retaining or directing business to any person or entity, as prohibited by the any applicable laws, which may include, without limitation, the U.S. Foreign Corrupt Practices Act.

25.	NOTICE. Any notices required or permitted to be given hereunder shall be in writing to the addresses listed below:

To Distributor:
Ravago Holdings America
800 Connecticut Avenue
Norwalk, CT 06854
Attention: Mark Lux, President

With a copy to:	Ravago Holdings America
800 Connecticut Avenue
Norwalk, CT 06854
Attention: Mark Appelbaum, General Counsel

To Dow:
The Dow Chemical Company
2030 Dow Center
Midland, Ml 48674
Attention: Indirect Sales Director

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With a copy to:	The Dow Chemical Company
Indirect Sales Legal Counsel 2040 Dow Center Midland, MI 48674

or to such other address as either party may hereafter designate by notice to the other party. The date of giving of any such notice shall be the date confirmed by verified receipt. Either party may at any time direct in writing that particular communications or types of communications be delivered to specific designees other than those named herein.

26. ADDITIONAL EXHIBITS:	Exhibit A – Company Subsidiaries
Exhibit B – Dow Products and Geographic Product Riders
Exhibit C – Global Rebate

ANY EXHIBITS ARE INTEGRAL PARTS OF THIS DOCUMENT. PLEASE READ COMPLETELY BEFORE EXECUTING.

By affixing their signatures below, the undersigned certify and warrant that they understand the legal significance of the terms of this Agreement and that they have the legal authority to bind their respective companies to the terms herein.

RAVAGO SA	THE DOW CHEMICAL COMPANY

By:	BY:	/s/ James R. Fitterling
NAME:	NAME:	James R. Fitterling
TITLE:	TITLE:	President, Basic Plastics

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EXHIBIT A

DISTRIBUTOR SUBSIDIARIES

COMPANY	FULL LEGAL NAME

Channel Prime Alliance	Channel Prime Alliance LLC
Channel Prime Alliance Canada	Channel Prime Alliance Canada Co.
Channel Prime Alliance (Mexico)	Channel Prime Alliance de Mexico S de RL de C.V.
Complastic	Complastic S.P.A.
Comtec Polymers	Comtec Polymers LLC
Coratech	CoRa Tech GmbH
Dilaplast	Dilaplast S.P.A.
Distribuidora Internacional	Distribuidora Internacional Multibasica SA de CV
E. P. Compounding	E.P. Compounding S.L.
E.P.C.	E.P.C. NV
Enplast A.S.	Enplast A.S.
Entec	Entec Polymers, LLC
Entec Polymers International (d/ba)	Entec Polymers, LLC
Entec Resins Mexico	Entec Resins Mexico, S.A. de C.V.
FACT	Fact Future Advanced Composites & Technology GmbH
GEBO PLAST	Gebo-plast SARL
GeoChem	Geochem International LLC
GeoChem SRL	Geoehem SRL S de RL d CV
Kunststoffexpress Handel	KUNSTSTOFFEXPRESS Handel GmbH
Lexicon Exports	Lexicon AG
Muehlstein	H. Muehlstein & Co., Inc.
Muehlstein Americas	Muehlstein Americas LLC
Muehlstein Argentina	Muehlstein Argentina, S.R.L.
Muehlstein Brazil	Muehlstein Comercio de Resinas LTDA
Muehlstein Canada	H. Muehlstein & Co. (Canada)
Muehlstein Compounded Products (d/b/a)	Pegasus Polymers Benelux, Inc.
Muehlstein de Chile	Muehlstein de Chile, S.A.
Muehlstein de Colombia	Muehlstein de Colombia, S.A.
Muehlstein de Costa Rica	Muehlstein de Costa Rica, S.A.
Muehlstein de Ecuador	Muehlstein de Ecuador, S.A.
Muehlstein de El Salvador	Muehlstein de El Salvador, S.A.
Muehlstein de Guatemala	Muehlstein de Guatemala, S.A.
Muehlstein de Mexico	Muehlstein de Mexico, S.A. de C.V.
Muehlstein de Peru	Muehlstein de Peru, S.A.
Muehlstein de Puerto Rico	Muehlstein de Puerto Rico, Inc.
Muehlstein Korea	Muehlstein International, Ltd.
Nisco Almati	Nisco-Kazakhstan TOO
Nisco Construction	Limited Liability Company “NISCO CONSTRUCTION UKRAINE”
Nisco Construction	Nisco Construction ZAO
Nisco International	Nisco International Ltd.
Nisco SPB	OOO Nisco SPB
Novalca	Novalca S.R.L.
Novell	Novell Distribution Inc.
Pegasus Plastik Kimya	Pegasus Plastik Kimya Sanayi Ve Ticaret Anonim Sirketi
Pegasus Polymers	Pegasus Polymers Marketing GmbH
Pegasus Polymers Asia	Pegasus Polymers Asia, Limited
Pegasus Polymers France	Pegasus Polymers France S.A.R.L.
Pegasus Polymers Iberica	Pegasus Polymers Iberica S.L.
Pegasus Polymers International	Pegasus Polymers International, Inc.
Pegasus Polymers Int’l	Pegasus Polymers International Inc.
Pegasus Polymers Italia	Pegasus Polymers Italia Srl.
Pegasus Polymers Trading	Pegasus Polymers Trading (Shanghai) Co., Ltd.
Plastomark PTY	Plastomark (Proprietary) Ltd.
Polykem SR DOO	Polykem SR DOO
Polymed Ltd.	Polymed Ltd.
Polymer Trading BV	Polymed Trading BV
Pyramid Polymers	Pyramid Polymers Inc.
R.P.L	R.P.L. SA
RAGEBO ZA	Ragebo SARL
Rapid Distribution	Rapid Distribution LLC
Ravago	Ravago d.o.o.
Ravago Bratislava	Ravago Bratislava s.r.o.
Ravago China	Ravago China Ltd.
Ravago Distribution Center	Ravago Distribution Center NV
Ravago Hong Kong	Ravago Hong Kong
Ravago Italia Locate	Ravago Italia S.P.A (Divizione MP Compounds)
Ravago Italia Mornico	Ravago Italia S.P.A.
Ravago Logistic Center	Ravago Logistic Center NV
Ravago Plasticos	Ravago Plasticos S.A.
Ravago Plastics Deutschland	Ravago Plastics Deutschland GmbH
Ravago Plastics Hellas Abee	Ravago Plastics Hellas SA
Ravago Production	Ravago Production NV

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EXHIBIT A

DISTRIBUTOR SUBSIDIARIES

Ravago Resinex CZ	RAVAGO RESINEX CZ s.r.o.
Resin Express (Switzerland) *	Resin Express AG
Resin Express (Germany) *	Resin Express GmbH
Resin Express (UK) *	Resin Express Ltd
Resin Express Austria *	Resin Express Austria GmbH
Resin Express Benelux *	Resin Express Benelux NV
Resin Express France *	Resin Express France SAS
Resin Express Ireland *	Resin Express Sales (Ireland) Ltd.
Resin Express Italia *	Resin Express Italia S.R.L.
Resin Express Netherlands *	Resin Express Nederland BV
Resin Express Nordic *	Resin Express Nordic AB
Resinex (Bosnia & Croatia)	Resinex d.o.o.
Resinex (Serbia)	Resinex d.o.o. Belgrade
Resinex BMY	Resinex BMY
Resinex Bulgaria	Resinex Bulgaria Ltd.
Resinex Campi Y Jove	Resinex-Campi y Jove S.L.
Resinex Ghana Ltd.	Resinex Ghana Ltd.
Resinex Gradiska	Resinex d.o.o.
Resinex Hungary	Resinex Hungary Kft.
Resinex Maroc S.A.R.L	Resinex Maroc S.A.R.L.
Resinex Romania	Resinex Rom S.R.L.
Resinex Sp.	Resinex Sp. z.o.o.
Resinex&Krogh I/S	Resinex&Krogh I/S
RP Compounds	RP Compounds GmbH
UAB Ravago Resinex Baltics	UAB Ravago Resinex Baltics
UMAC-MIDWEST	Umac Midwest NV

Note: * Companies with “Resin Express” names will be renamed using “Resinex” names during 2008

Note: Other Ravago entities within the geographic region of the Middle East may be included upon mutual agreement of Dow and Ravago

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EXHIBIT C

[*****]

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